Exhibit 10.1

July 27, 2021

Jon Lieber

Dear Jon,

Thank you for managing your way through the rather comprehensive interview process here at Applied Genetic Technologies Corporation (the “Company” or “AGTC”). Throughout that process, you have demonstrated the professional competence and collaborative spirit that we look for in every employee. As a result, I am very pleased to offer you a position as our Chief Financial Officer. The terms of our offer are as follows:

Start Date and Responsibilities:

It is anticipated that your employment will commence at a time mutually agreed upon by you and the Company. As our Chief Financial Officer you will be responsible for (i) cultivating a collaborative and strategic partnership with all members of the Executive Leadership Team and participate in all key business decisions, (ii) work with the senior management team to develop and regularly update AGTC’s Strategic Plan and lead the long-range financial planning, capitalization strategies, budgeting and forecasting process, ensuring the financial plans and processes implemented are aligned with the company’s overall strategy and goals; including analyze of the financial feasibility of company programs to provide future value, (iii) provide strategic recommendations to enhance performance based on financial analysis and projections, cost identification and allocation, revenue/expense analysis and profit optimization. All your duties are to be performed and discharged, faithfully, diligently and to the best of your ability and in compliance with all applicable laws and regulations.

Compensation:

We are pleased to offer you $100,000 as a sign-on bonus. Your bonus, 50% paid with your 1st payroll disbursement, and 50% paid at the end of your first year, will be less applicable deductions, taxes, and other amounts required by federal and state laws. If you voluntarily terminate your employment with the Company or the Company terminates your employment with Cause at any time prior to one (1) year after the commencement of your employment with the Company (your “Hire Date”) you will be obligated to repay to the Company, the entire amount of the bonus. If you voluntarily terminate your employment with the Company or the Company terminates your employment with Cause at any time prior to two (2) years after the commencement of your employment with the Company (your “Hire Date”) you will be obligated to repay to the Company, 50% of the amount of the bonus. In furtherance of this condition and as a condition to your employment with the Company, you will be required to execute a Promissory Note in favor of the Company in an amount equal to the signing bonus.

As a full-time, exempt employee, you will receive $17,334.00 per pay period ($416,000 annualized), to be paid in accordance with AGTC’s standard payroll practice. Currently, our payroll is paid on a semi-monthly basis.

In addition to your base salary, you will be eligible for an annual bonus targeted at forty percent (40%) of your base salary. Bonus eligibility and amounts are discretionary and determined based upon periodic assessments of operational and behavioral performance and the achievement of specific individual and corporate objectives. Furthermore, please note that (i) you must be an employee at the time of the scheduled bonus payment to receive the bonus, and (ii) the determination of whether a bonus is paid in any given year is subject to the approval of the Compensation Committee of the Board of Directors. Your net compensation will be less applicable deductions, taxes, and other amounts required by federal and state laws.

Stock Options:

Effective as of the first day of your employment, subject to compensation committee approval, the Company will grant you stock option to purchase 202,000 shares of AGTC common stock at a purchase price equal to the closing price of AGTC’s common stock on your start date. The option will be subject to the provisions of AGTC’s 2013 Equity and Incentive Plan and the Stock Option Award Agreement to be entered into by you and AGTC following the grant, which in relevant part will require that such option (i) vests over a period of four years, with an initial one-year cliff; (ii) expires 10 years from the grant date; and (iii) may be exercised (as to the vested portion) for ninety (90) days following the termination of your employment.

Benefits:

You will be eligible to participate in AGTC’s employee benefits in the same manner provided generally to AGTC’s full-time employees, which includes options for health, dental/vision, disability and life insurance as well as a 401(k) savings plan (with a Company match of up to 4% of per pay period base salary). The Company’s benefit program is managed by our leasing agent Insperity. For your medical, and/or dental/vision benefits there is no waiting period and they are effective on your hire date. A package describing these benefits will be provided to you on or before your start date.

Paid Time Off:

Initially, you will be entitled to twenty (20) days of Paid Time Off (“PTO”) and will accrue on a semi-monthly basis and may be used as soon as it is earned in your first full year of employment. You will receive one additional day per year for each full year of employment based on your anniversary date, up to a maximum of thirty (30) days. This time is for you to use as needed for vacation, family business, sick days or other necessary time away from work. Such leave may be accumulated over three years, with a maximum carryover of forty-five (45) days from fiscal year to fiscal year. If your employment terminates for any reason whatsoever, you shall be entitled to receive, in addition to any unpaid salary, any unused PTO accrued to the date of your termination of employment but not to exceed forty-five (45) days.

Proprietary Information and Inventions:

You will be required to sign a Proprietary Information, Inventions and Non-Competition and Non-Solicitation Agreement (“PIIA”) on or before your first day of work. The PIIA obligates you not to disclose confidential or proprietary information you may learn during your employment with AGTC, to assign to AGTC rights in inventions or other intellectual property developed in the course of your employment and not to solicit employees or business away from, or engage in competition against, AGTC for a period of one year following any termination of your employment.

The Company has the right to modify, amend or terminate any such plans and programs described in this letter, as well as its Employee Handbook, at any time at its sole discretion.

Travel Expenses

The Company will reimburse you for all reasonable and necessary traveling expenses and other disbursements actually incurred by you for or on behalf of the Company in the performance of your duties during your employment. This includes qualified transportation reimbursement for a transit pass and/or qualified parking up to $400/month, minus applicable taxes for amounts above the allowable IRS monthly limit. As with other employees, you shall be required to submit to the Company every two weeks reports of claims of such expenses and disbursements for approval and reimbursement by the Company.

Education Reimbursement

Additionally, on a case by case basis we will review Company reimbursement for educational expenses. In cases where your educational courses are mutually beneficial to the Company, the Company will reimburse you for up to one class that you successfully complete per semester.

Conditions of Employment

As you are aware, your employment by the Company is intended to be full-time employment and you will be required to devote all your working time to the business of the Company and not to engage in any other business or private services to any other business either as an employee, officer, director, agent, contractor or consultant, except with the express written consent of the Company. It is currently understood that you are a board member of Salarius Pharmaceuticals. You will hold in a fiduciary capacity for the benefit of the Company, all information with respect to the Company’s finances, sales, profits, and other proprietary and confidential information acquired by you during your employment. In furtherance of this condition of your employment, the Company requires that you sign the Nondisclosure, Inventions and Non-Competition Agreement enclosed with this letter.

This letter agreement is not intended to and it does not create any employment contract for any specified term or duration between you and the Company. Your employment with the Company is terminable at any time, by yourself upon two weeks written notice, or by the Company upon two weeks written notice or payment of salary in lieu thereof. Your employment may also be terminated for cause by the Company at any time without advance written notice. “Cause” is defined for purposes of your employment as including (but it is not limited to) any of the following:

•  Your failure to effectively carry out your duties and responsibilities, as evaluated and determined by the Company in its absolute discretion;

•  Violation of requirements of this letter, the Employee Manual, or any provision of an applicable code of conduct or ethics;

•  Conduct which, in the Company’s determination, causes embarrassment or loss of credibility to the Company, its employees, products or services, or the position that you hold, or which causes the Board to lose confidence in you.

•  Conduct which, in the Company’s determination, violates the Nondisclosure, Inventions and Non-Competition Agreement, or which involves dishonesty, moral turpitude, or misrepresentation.

For purposes of this letter agreement, “Good Reason” shall mean:

•  Either before or after a Change in Control, a requirement that you either (i) perform the majority of your services to the Company in any location beyond a fifty (50) mile radius of Cambridge, Massachusetts; and/or (ii) relocate your residence beyond a fifty (50) mile radius of Newton, Massachusetts;

•  Upon the sale of all or substantially all of the stock or assets of the Company, whether by merger, acquisition or otherwise, the successor company does not offer you a position with substantially equivalent responsibilities; and/or

•  Upon the sale of all or substantially all of the stock or assets of the Company, whether by merger, acquisition or otherwise, the successor company does not offer you a position with total compensation and benefits at least equivalent to those you received from the Company immediately prior to such sale.

Assuming that you have effectively worked in your new position for a period of at least one month, then if your employment is terminated because either (A) the Company terminates your employment without Cause or (B) you terminate your employment for Good Reason (and provided that you execute and do not revoke a Release and Settlement Agreement in the form reasonably acceptable to the Company and you), you will be entitled to receive an amount equal to nine months’ of your then-base salary; to include base salary and bonus earned (less all applicable deductions), plus the Company’s payment of the Company portion of the premium for benefits that you continue pursuant to the Consolidated Omnibus Benefits Reconciliation Act of 1984, as amended, payable in a lump sum or as otherwise agreed to by you and the Company.

Upon termination of your employment with the Company and prior to your departure from the Company, you agree to submit to an exit interview for the purposes of reviewing this letter agreement, the Nondisclosure, Inventions and Non-Competition Agreement and the trade secrets of the Company, and surrendering to the Company all proprietary or confidential information and articles belonging to the Company.

By your signature below, you represent and warrant to the Company that you are not subject to any employment, non-competition or other similar agreement that would prevent or interfere with the Company’s employment of you on the terms set forth herein.

This letter agreement, the Nondisclosure, Inventions and Non-Competition Agreement and all ancillary agreements (collectively, the “Agreements”) shall be governed by the laws of the State of Delaware. The Agreements constitute the entire agreement between the Company and you and supersede any and all previous oral or written representation, communication, understanding or agreement between us. Any and all changes or amendments to the Agreements shall be made in writing and signed by the parties.

Upon acceptance of this offer you and the Company will negotiate and enter into an Executive Compensation Agreement that will further define your terms of employment.

Additional Company Policies:

Upon joining AGTC as an employee, you will become subject to all of the Company’s policies and procedures, which will be presented to you during your onboarding process. These policies include AGTC’s Code of Ethics and its Insider Trading Policy. Any failure by you to abide by the Company’s internal policies shall be considered material misconduct. AGTC is a drug free workplace and therefore, you will also be required to submit to a drug screening prior to your start date as part of the background check process. Authorization for this screening will be sent to you separately.

Acknowledgement:

This offer is contingent upon satisfactory completion of reference and background checks. In accepting this offer, you give us your assurance that you have not relied on any agreements, promises or representations, express or implied, with respect to your employment that are not set forth expressly in this letter. You also acknowledge that the Company reserves the right to modify, amend or terminate the Company policies, plans and programs described in this letter at any time at its sole discretion. This letter sets forth the entire agreement and understanding between you and AGTC with respect to the subject matter hereof, will supersede all prior oral or written agreements relating to such matters. If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to AGTC the enclosed copy of this letter.

This offer is valid through September 10, 2021

Again, it is with great pleasure that I offer you this position at AGTC. The Company is delighted with the prospect of your joining our team and hopes that you accept this offer. We have exciting and challenging work ahead of us . . . and I believe that you will be an excellent addition to our team!

Sincerely,

/s/ Sue Washer

Sue Washer

President & CEO

Consented to and Agreed:

/s/ Jon Lieber September, 3 2021 Jon Lieber Date